Exhibit 99.1

RIVER VALLEY BANCORP PRESS RELEASE

FOR MORE INFORMATION   Contact: Matthew P. Forrester, President and CEO, at 812-273-4949
FOR IMMEDIATE RELEASE   Date: December 15, 2014

RIVER VALLEY BANCORP ANNOUNCES REDEMPTION OF PREFERRED STOCK

MADISON, INDIANA - - River Valley Bancorp (the “Corporation”) (NASDAQ Capital Market Symbol “RIVR”), parent corporation of River Valley Financial Bank, announced today that it redeemed today all of its outstanding 5,000 shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series A (“Series A Preferred Stock”) for $5,000,000.  The Series A Preferred Stock was issued in a private placement on November 19, 2009.  The Series A Preferred Stock was paying dividends at 7.5% per year, but those dividends would have increased to 9% per year on December 15, 2014.  The redemption occurred in accordance with optional redemption provisions of the Series A Preferred Stock Designation of Preferences.
The Corporation’s President and Chief Executive Officer, Matthew P. Forrester, stated: “We are using some of the proceeds of our recent common stock public offering to redeem the Series A Preferred Stock before dividends increase to 9% per year. We are very pleased with this opportunity to replace the more expensive preferred stock financing with common equity capital.”
River Valley Bancorp/River Valley Financial Bank is based in Madison, Indiana and has fifteen full service bank locations. Those locations include offices in Madison, Hanover, Charlestown, Sellersburg, Floyds Knobs, New Albany, Dupont, North Vernon, Jeffersonville, Osgood, and Seymour, Indiana. Another office is located in Carrollton, KY.

Forward Looking Statements

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include expressions such as "expects," "intends," "believes," and "should," which are necessarily statements of belief as to the expected outcomes of future events. Actual results could materially differ from those presented. The Company's ability to predict future results involves a number of risks and uncertainties, some of which have been set forth in the Company's most recent annual report on Form 10-K filed with the Securities and Exchange Commission. The Company undertakes no obligation to release revisions to these forward-looking statements or reflect events or circumstances after the date of this release.